October 28, 2009

Mr. Mark LM Quinn
Chief Executive Officer
Clenergen Corporation
Bath House 8 Chapel Place
London ECZA. 3DO, UK

Dear Mr. Quinn,

Following our Manila meeting September 29, 2009, we would like to request Clenergen Corporation to submit an unsolicited proposal for biomass based power plants ranging from 1 – 2 – 4 – 8 MWs to meet our on-stream small island power development program.

These power plants are initially targeted for the islands of Marinduque, Romblon and Palawan whose requirements range from 2 to four MWs based on current studies.

We will also be requiring, under our Small Power Utility Program, 1 MW power systems to support what we described as ‘missionary’ islands currently deprived of electric power.

It is our goal to have at least one pilot project with Clenergen, assuming all specifications and terms of payments are met and other related conditions to start of this project. . In this context, we are prepared, subject to terms; provide sovereign risks to facilitate payments for this purpose.

To move forward, may we invite Clenergen and its technical team to visit the Philippines second week of November to discuss and submit firm supply proposals under this program.

In preparation, we expect your side’s submission of letter of intent the soonest time possible.

With our best wishes,

Froilan Tampinco
President

NATIONAL POWER CORPORATION
BIR Road corner Quezon Avenue, Diliman, Quezon City, Philippines
Telephone: (+632) 921-3541 * Fax: (+632) 921-2468